Exhibit 99.1

Sono Group N.V. pro forma condensed consolidated Balance Sheet and Statement of Income as of and for the twelve months ended

December 31, 2024

2

3

Proforma Condensed Consolidated Statements of Income (Loss)

	Twelve months ended December 31, 2024 (unaudited)	Pro Forma Adjustments		Pro Forma Combined Following Recapitalization
		mUSD 5 New Convertible Debenture (A)	Debt to Equity Conversion Adjustments (B)
	kEUR	kEUR	kEUR	kEUR
Revenue	0	-	-	0
Cost of goods sold	0	-	-	0
Gross profit	0	-	-	0
Cost of development expenses	(1,118)	-	-	(1,118)
Selling and distribution expenses	(678)	-	-	(678)
General and administrative expenses	(4,648)	-	-	(4,648)
Gain/(loss) on deconsolidation/reconsolidation	62,554	-	-	62,554
Other operating income / (exp)	398			398
Operating Income/(Loss)	56,508	-	-	56,508
Income/(expense) from changes in fair value of convertible debt carried at Fair value	8,923	-	-	8,923
Interest and similar expenses	(405)	-	-	(405)
Income/(Loss) before tax	65,026	-	-	65,026
Taxes on income	-	-	-	-
Deferred taxes on expense	-	-	-	-
Income/(Loss) for the period	65,026	-	-	65,026

4

Proforma Preliminary Condensed Consolidated Balance Sheets

	December 31, 2024 Unaudited	Pro Forma Adjustments
		mUSD 5 New Convertible Debenture (A)	Debt to Equity Conversion Adjustments (B)	Pro Forma Combined following Recapitalization
	kEUR	kEUR	kEUR	kEUR

ASSETS
Noncurrent assets
Property, plant and equipment	129	-	-	129
Right-of-use assets	630	-	-	630
Other financial assets	531	-	-	531
	1,290	-	-	1,290
Current assets
Inventory	304	-	-	304
Other financial assets	103	-	-	103
Other non-financial assets	-	-	-	-
Cash	1,354	1,900+2849(A)	-	6,103
	1,761	-	-	6,510
Total assets	3,051	4,749	-	7,800

EQUITY AND LIABILITIES
Equity
Subscribed capital (ordinary & high voting)	48(D)	-	-	48
Capital and other reserves	298,699	-	37,707(B)	336,406
Accumulated deficit	(321,428)	(8,923)(C)	-	(330,351)
Total Equity	(22,681)	(8,923)	37,707	6,103

Current Liabilities
Lease Liability (Current 58k LT 572k)	630	-	-	630
Taxes payable	0	-	-	0
Subtotal	630	-	-	630

Financial liabilities	24,035	8,923(C)+4,749(A)	(37,707)(B)	-
Trade and other payables	575	-	-	575
Other liabilities	492	-	-	492
	25,732	13,672	(37,707)	1,697
Total equity and liabilities	3,051	4,749	-	7,800

5

A.	New Issuance of $5 Million Debenture Adjustment

As part of its strategic financial restructuring, Sono Group N.V. has entered into a Securities Purchase Agreement with Yorkville to issue a new secured convertible debenture with a principal amount of $5.0 million, subject to Nasdaq approving the Company’s requested uplisting to Nasdaq Capital Markets. Yorkville has advanced $2.0 million (1.9M Euros) of the $5.0 million with $3.0 million (2.849M Euros) subject to Nasdaq Approval. In the cash section it reflects the 1.9M and 2.849M separately totaling 4.749M as the company received $2M already as advances.

B.	Conversion of all existing debt to preferred equity

Sono Group N.V. signed an Exchange Agreement with Yorkville to convert the newly issued debenture, along with all other existing outstanding convertible debentures, into preferred equity. The total debt being exchanged amounts to approximately €37.7 million, including the €32.7 million of previously issued convertible debentures and the €5.0 million new debentures.

Under the agreement, this notes payable will be converted into 1,242 newly issued preferred shares, each with a nominal value of €300. These shares are convertible into 30,000 ordinary shares post-implementation of the reverse stock split.

C.	Changes to the fair value in Convertible Notes Payable

The income from changes in fair value of convertible notes payable carried at Fair value of 8,923 is reversed as part of the exchange agreement when the actual value of the total convertible notes payable plus accrued interest is all converted to preferred equity.

D.	Change in Subscribed Capital

Change in subscribed capital is due to reverse split of 75 to 1 along with change in nominal value of ordinary and high voting shares.